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                                                                    EXHIBIT 99.1


                                   ONEIDA
                                NEWS RELEASE

INVESTOR RELATIONS CONTACTS:                     PRESS CONTACTS:
Gregg Denny, (315) 361-3138                      David Gymburch, (315) 361-3271

FOR IMMEDIATE RELEASE

                         ONEIDA LTD. AND ANCHOR HOCKING
             ANNOUNCE LICENSING AGREEMENT FOR FOODSERVICE GLASSWARE

ONEIDA, NY - November 18, 2004 - Oneida Ltd. (OTC:ONEI) and the Anchor Hocking Company announced that they have entered into a licensing agreement for glass products for use within the foodservice industry. Under this agreement, the two companies' foodservice glassware lines will be consolidated, and going forward will be co-branded as Anchor Glass / Oneida. Sales under the agreement will commence February 1, 2005.

The alliance brings together the Oneida Foodservice Division's channel-focused sales organization -- specifically for chain restaurants, hotels and gaming establishments, and transportation markets such as airlines and cruise lines - with Anchor Hocking's key dealer distribution; core strengths in manufacturing and procurement, marketing, and product development; and exemplary customer service standards. Together, the Anchor Glass / Oneida brand and its associated sub-brands will create a full assortment of stemware, barware, serveware, and specialty glass items encompassing hundreds of products and more than 50 shapes and designs.

"This agreement brings our foodservice glassware business to the next level," said Peter J. Kallet, Oneida Chairman and Chief Executive Officer. "Our relationship with Anchor Hocking will significantly enhance our speed to market and our ability to offer innovative, well-designed products to restaurants, hotels, bars, and the hospitality industry in general. Anchor, which has provided high quality glassware for 100 years, will both solidify and extend our product portfolio.

"Oneida's long-standing relationships with key customers across multiple foodservice channels will be coupled with Anchor's quality glass assortment, established manufacturing base, and broad distribution," Mr. Kallet added. "This collaboration with Anchor is an ideal way for Oneida to build on our strategy to offer total tabletop solutions."

"By building on the core competencies of both the Oneida and Anchor Hocking companies and the equity of two proven brand names, the Anchor Glass / Oneida line is well-positioned to compete in the competitive Foodservice glassware industry," stated Bert Filice, Vice President of Sales for Anchor Hocking. "We certainly recognize the value of the Oneida brand name and believe the addition of Anchor's strong brand name and glassware expertise is a powerful complement to Oneida's Foodservice business model."

Anchor Hocking also welcomes the addition of Bormioli Rocco product to the Anchor Glass / Oneida glassware line. "Bormioli Rocco is a worldwide leader in fine glass making and we are thrilled to offer their beautiful glass designs in our product line," continued Mr. Filice. "Together, Anchor, Oneida, and Bormioli Rocco bring




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an impressive, expanded product line to the marketplace that makes a powerful glassware statement and truly meets any Foodservice need."

Oneida Ltd., established in 1880 and based in Oneida, N.Y., is a leading source of flatware, dinnerware, crystal, glassware, and metal serveware for both the consumer and foodservice industries worldwide. A major provider of tabletop solutions for the global foodservice market, Oneida has forged key partnerships in all primary channels of foodservice distribution, including equipment and supply; hospitality; casual dining; health care; and cruise ships.

Anchor Hocking, a Global Home Products company, is a leading designer, manufacturer and marketer of high quality glass products for the Foodservice, Consumer, and OEM industries. Anchor Hocking's product lines include beverageware, stemware, serveware, dinnerware, bakeware, storage, candle, craft, floral, and home decor products. Anchor Hocking was established in 1905 and is headquartered in Lancaster, OH.

Bormioli Rocco, headquartered in Parma, Italy, has been manufacturing glassware since 1825 and is a leader in the glass industry, focused on design, quality, and innovation. Bormioli Rocco specializes in four categories of manufacturing - tableware, perfumery, containers for the pharmaceutical and food industries, and plastics. The company distributes product on a global basis, currently operates 13 plants worldwide, and also operates a North American office in New York City.

Forward Looking Information With the exception of historical data, the information contained in this Press Release, as well as those other documents incorporated by reference herein, may constitute forward-looking statements, within the meaning of the Federal securities laws, including but not limited to the Private Securities Litigation Reform Act of 1995. As such, Oneida (the Company) cautions readers that changes in certain factors could affect the Company's future results and could cause the Company's future consolidated results to differ materially from those expressed or implied herein. Such factors include, but are not limited to: changes in national or international political conditions; civil unrest, war or terrorist attacks; general economic conditions in the Company's own markets and related markets; difficulties or delays in the development, production and marketing of new products; the impact of competitive products and pricing; certain assumptions related to consumer purchasing patterns; significant increases in interest rates or the level of the Company's indebtedness; inability of the Company to maintain sufficient levels of liquidity; failure of the Company to obtain needed waivers and/or amendments relative to its financing agreements; foreign currency fluctuations; major slowdowns in the retail, travel or entertainment industries; the loss of several of the Company's key executives, major customers or suppliers; underutilization of or negative variances at some or all of the Company's plants and factories; the Company's failure to achieve the savings and profit goals of any planned restructuring or reorganization programs; international health epidemics such as the SARS outbreak; the impact of changes in accounting standards; potential legal proceedings; changes in pension and medical benefit costs; and the amount and rate of growth of the Company's selling, general and administrative expenses.